CONTACT:	Teresa Ciambotti, SVP, Director of Investor Relations (814) 231-6401

HEADLINE:	Omega Financial’s David B. Lee To Retire As CEO; Board names Donita R. Koval as successor

FOR IMMEDIATE RELEASE — December 2005 —

STATE COLLEGE, PA – David B. Lee has announced that he will retire as Chief Executive Officer of Omega Financial Corporation (NASDAQ:OMEF) as of December 31, 2005, remaining as chairman. Accordingly, Donita R. Koval, currently serving as President and Chief Operating Officer, has been named by the board of directors to succeed Lee as CEO effective January 1, 2006.

Lee has been with Omega and its predecessors for more than 40 years, having joined the firm in August of 1964. After serving in a variety of positions, he was named as CEO of Peoples National Bank in 1977. Mr. Lee became chairman and CEO of Omega Financial in 1986. Omega Financial was formed as a bank holding company in 1986 with the merger of Peoples National Bancorp, Inc. and Heritage Financial Services.

A Centre County native, Lee is a graduate of State College area schools and holds a bachelor’s degree in mathematics from Lycoming College. During his career with Omega, he has served in a variety of leadership positions with the American Bankers Association (ABA), the Pennsylvania Bankers Association (PBA) and the Independent Bankers Association of Pennsylvania. He is a former member of the Board of Directors of the Federal Reserve Bank of Philadelphia as well as a former board member of ABA’s national Bankpak and PBA’s Governing Council. He has been a frequent participant in PBA seminars and workshops on investments, improving bank performance and personnel management.

Locally, he has chaired or served on the boards of numerous business and community organizations, including Centre Community Hospital, the Centre County Housing Authority and the State College Downtown Improvement District. He was named Penn State’s Renaissance Man of the Year in 1997.

In the span of years covering Mr. Lee’s career, the Omega franchise has grown from $13 million in assets to the just under $2 billion in assets reported at the end of this year’s third quarter. The company has successfully undertaken a series of acquisitions, the most recent being that of Sun Bancorp, which was completed in the fourth quarter of last year. Omega Bank has over 65 offices in 14 Pennsylvania counties.

“Although today’s banking industry bears little resemblance to the one in place when I began my career, I believe that the personal service we as bankers perform when we help people with their finances still defines us. Technology may assist us, but there are few things more personal to an individual, a family or a business than financial matters. I would hope that the industry never loses sight of that fact,” Lee said. “I have been fortunate in leading a banking organization that shares a commitment to delivering outstanding customer service. Our employees realize the great truth embodied in our theme ‘Our Customers...Our Future’.”

Donita R. Koval will continue to serve as President and CEO of the firm’s principal subsidiary, Omega Bank. Koval, an employee of Omega since 1987, was recently named to U.S. Banker’s prestigious list of 25 Women to Watch for the second consecutive year, advancing to the number six position on the list. She is one of only eight women bank CEOs in the Commonwealth.

“Dave Lee defined banking in the Centre Region,” Koval said. “His depth of experience, along with his foresight and dedication, have been an inspiration to me, as they have been to all of the Omega Bank family. The best way we can honor his career is to continue the values of integrity and service that he embodies every day.”

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